EXHIBIT 23

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SNODGRASS
Certified Public Accountants and Consultants

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              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Shareholders and
the Board of Directors
of Sistersville Bancorp, Inc.

We consent to incorporation by reference of our report dated April 14, 2000, relating to the consolidated balance sheets of Sistersville Bancorp, Inc. as of March 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the two years in the period ended March 31, 2000. Said report appears as Exhibit 13 of Sistersville Bancorp, Inc.'s annual Form 10-KSB.



/s/S.R. Snodgrass, A.C.

S.R. Snodgrass, A.C
Wheeling, West Virginia

June 14, 2000


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S.R. Snodgrass, A.C.
980 National Road Wheeling, WV 26003-6400  Phone: 304-233-5050  Facsimile: 304-233-3062

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